Exhibit 99.2
REHABCARE CONFERENCE CALL SCRIPT
May 6, 2009

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FD
This conference call contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the Company’s current expectations and could be affected by numerous factors, risks and uncertainties discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. Do not rely on forward looking statements. The Company cannot predict or control many factors that may affect its ability to achieve the results estimated.  The Company makes no promise to update any forward looking statements whether as a result of changes in underlying factors, new information, future events or otherwise.

JOHN SHORT
INTRODUCTION AND WELCOME
Good morning and thank you for joining us today.  I’m John Short, President and CEO of the Company.  With me are Jay Shreiner, Chief Financial Officer, and the members of my executive management team, all of whom will be available to answer your questions at the conclusion of our remarks.

We entered 2009 with full expectations for continued financial strength and forward momentum in each of our business lines.  All indicators signaled a strong year of consolidated revenue and net earnings growth, generating healthy cash flow. First quarter results were a very good start.

Fueled by a Skilled Nursing Rehabilitation Services (or SRS) division (formerly our Contract Therapy division) that was firing on all cylinders, we achieved an 11.6 percent year-over-year increase in consolidated operating revenues and a 23 cent gain in diluted earnings per share.

While thrilled with first quarter results, we do not believe they set the precedent for subsequent quarters as they were driven by a combination of positive factors that may not reoccur.  Although continual efforts to evaluate and refine our operations through technology are producing greater efficiencies and more consistent performance within each of our divisions, external influences may continue to impact sequential results.  Nevertheless, we have raised our 2009 outlook for both our SRS and Hospital divisions.

We also have confidence in the stability of our financial status in an uncertain economy.  Positive cash flow from operations not only gives us a strong cash position but is funding the necessary investments to continue to grow and enhance our business in 2009.

Now let me share some of the highlights from the quarter as they pertain to our core operating divisions.

In the first quarter of 2009, we combined our VTA Management Services and Polaris Group subsidiaries, both previously reported under Other Healthcare Services, with our Contract Therapy services and renamed the division Skilled Nursing Rehabilitation Services (or SRS).  Since all three businesses fall under common leadership and service similar clients, we anticipate this organizational change will create greater synergies among them.  We also renamed our Other Healthcare Services division Healthcare Management Consulting, which is comprised of Phase 2 Consulting.

As I mentioned, our Skilled Nursing Rehabilitation Services division delivered an exceptional performance in the first quarter that exceeded all expectations.  Year-over-year operating revenues improved 9.5 percent to 123.1 million dollars, driven by an 11.5 percent increase in contract therapy same store revenues.  The division had a net gain of 25 units over the first quarter of 2008 and a net loss of five from the fourth quarter.  We opened 35 new locations and closed 40 during the quarter compared to 36 openings and 43 closures in the fourth quarter of 2008.  Over half of the first quarter closures were due to changes of ownership or facility closings, more than double the number in the previous quarter. In the first quarter, 36 new client contracts were signed and the number of signed but unopened contracts stood at 22 at the end of the quarter.

Operating earnings were 10.5 million dollars, or 8.5 percent of revenue, compared to 4.1 million dollars, or 3.7 percent of revenue, in the first quarter of 2008.  Strong average daily census and productivity contributed to first quarter earnings results.

Taking into consideration both the contributing factors we believe to be sustainable and the dynamics that will continue to alter the playing field, we are raising our earnings margin expectations for the remainder of the year to between 6.5 and 7.5 percent.  We do not believe an 8.5 percent earnings margin, nor double digit same store revenue growth, will continue throughout the year.

As expected, our Hospital Rehabilitation Services (HRS) division posted solid year-over-year results in the first quarter.  Operating revenues improved 7.2 percent to 43.1 million dollars over the prior year quarter, with inpatient revenues increasing by 6.7 percent and outpatient revenues increasing 8.6 percent.  Inpatient rehabilitation facility same store discharges increased 1.1 percent compared to first quarter 2008 and outpatient same store revenues increased 5.0 percent.

Operating earnings increased to 6.3 million dollars, or 14.6 percent of revenue, compared to 4.6 million dollars, or 11.5 percent of revenue, in the first quarter of 2008.  A higher average number of inpatient rehabilitation facilities and increased revenue per program contributed to revenue and earnings growth in the first quarter.

At the end of first quarter 2009, HRS operated 158 programs compared to 153 at the end of first quarter 2008 and 157 at the 2008 fiscal year end.  The number of inpatient rehabilitation facility programs at the end of the quarter was unchanged sequentially at 113 but up from 107 a year ago. The division had no inpatient rehabilitation facility openings or closings during the first quarter of 2009 and three signed but unopened inpatient rehabilitation facility contracts at quarter end.

We continue to expect stable to modest unit growth in 2009, with most of this growth occurring in the second half of the year.  We expect new opportunities to arise as a result of the Obama administration’s proposed bundled payment system for acute and post-acute care, and its penalties for patient readmissions. We are uniquely qualified to help hospitals thrive under a bundled payment scenario, given our broad scope of services across the post-acute continuum, our application of advanced technology to track and deliver superior patient outcomes and our CareNexus model of seamless patient throughput.  Although implementation of a bundled payment system would be several years out once approved, we anticipate hospitals will begin asking themselves, “What is our post-acute strategy?” and we will be there to answer.

Revenues in our Hospital division in the first quarter increased 28.6 percent over the same period last year to 35.3 million dollars, reflecting a 2.5 percent same store revenue increase and the addition of three new hospitals in 2008.  At the end of the quarter, we were operating a total of 11 hospitals, six inpatient rehabilitation facilities and five long-term acute care hospitals (LTACHs).

For the second consecutive quarter, our turnaround plan for the Hospital division yielded sequential improvement in operating earnings.  The division reported an operating loss of 2.3 million dollars, compared to 4.8 million dollars in the fourth quarter of last year, or 3.3 million dollars when factoring out costs related to two canceled projects in the fourth quarter.  Reevaluating expected results in 2009, we believe we can reduce total year operating losses to between 8.4 and 9.4 million dollars, a decrease of 4.5 to 5.5 million dollars compared to fiscal year 2008.  However, we do not anticipate sequential operating earnings improvement throughout the year, as start-up losses related to our scheduled third quarter opening of Greater Peoria Specialty Hospital will impact results in the second half of the year.

The current legislative landscape is centered largely on healthcare reform which could result in a Medicare post-acute bundled payment system.  Prior to the release of the Senate’s Policy Option paper on April 29, we had issued an initial position paper in support of a bundled payment model, believing it would provide a more cost-efficient delivery system with greater emphasis on quality.  In order to accomplish this, however, we believe there needs to be a level playing field, with the elimination of many of the existing payment rules for each post-acute setting.  We are optimistic about the Senate’s Policy Option paper as a first step toward Medicare payment reform and continue to work with Congressional leadership and trade associations on what we believe is necessary for an effective bundled payment design.

We also are evaluating the potential impact of recently released proposed rules for fiscal year 2010 Medicare reimbursement.  Based on our initial analysis, we believe that the proposed IRF rule is generally favorable for our freestanding IRFs and HRS inpatient clients, while the impact of the LTACH rule will be largely neutral.  The proposed SNF rule appears to be negative to our SNF clients, which may result in some downward pricing pressure in the fourth quarter.

I’ll now turn the call over to Jay Shreiner, who will review our consolidated financial results for the quarter and reiterate our outlook for 2009.

JAY SHREINER
Thank you, John.

Consolidated operating revenues for the first quarter of 2009 were 203.4 million dollars, compared to 182.4 million dollars in the first quarter of 2008, an 11.6 percent increase.

Consolidated net earnings attributable to RehabCare were 8.7 million dollars, or 48 cents per diluted share, in the first quarter of 2009, compared to 4.5 million dollars, or 25 cents per diluted share, in the first quarter of 2008.

For the three-month period ending March 31, 2009, we generated cash from operations of 9.4 million dollars and spent 1.6 million dollars for capital expenditures, principally related to information systems.

Days sales outstanding in accounts receivable decreased to 63.9 days at March 31, 2009 compared to 69.4 days at March 31, 2008 and 66.0 days at December 31, 2008, a result of increased collection efforts.

At quarter end, we had approximately 38.2 million dollars in cash and cash equivalents compared to 15.2 million dollars at the end of the first quarter of 2008.  Total debt outstanding was unchanged from the 2008 fiscal year end at 57 million dollars but was down 18.7 million dollars from the prior year quarter.  We expect to begin paying down outstanding debt in the second quarter of this year.

Net debt (or outstanding debt less cash and cash equivalents) stood at 18.8 million dollars at the end of first quarter 2009 compared to 29.6 million dollars at the 2008 fiscal year end and 60.5 million dollars a year ago.

As previously stated, we will not be providing revenue and earnings per share guidance for 2009, but provide the following outlook:

•	We anticipate strong consolidated revenue and net earnings growth for the full year 2009, with quarterly operating earnings impacted less by hospital start-up/ramp-up losses than in 2008.
•
In our Skilled Nursing Rehabilitation Services division, we expect 6.5 to 7.5 percent operating earnings margins for the remainder of 2009, driven by 6 to 8 percent year-over-year same store revenue growth.  The division also expects flat to modest unit growth in 2009.

•
The Hospital Rehabilitation Services division expects 14 to 16 percent operating earnings margin, 3 to 5 percent year-over-year growth in inpatient rehabilitation facility same store discharges and stable to modest net increase in units during 2009, with most unit growth occurring in the second half of the year.

•
For our Hospital division, we expect total year operating losses of 8.4 to 9.4 million dollars, a 4.5 to 5.5 million dollar reduction compared to fiscal year 2008.  For full year 2009, revenue is expected to be between 145 and 155 million dollars, driven by strong growth in mature and de novo hospitals and assuming implementation of the proposed market basket increases for IRFs and LTACHs.  Including announced expansion projects, we expect breakeven operating earnings in the first half of 2010.

•	The effective tax rate is anticipated to approximate 39 percent for 2009 after consideration of noncontrolling interests and equity income.
•	We expect continued strong operating cash flow and DSO of approximately 66 days.
•
Capital expenditures are anticipated to be approximately 11.0 million dollars for the remainder of 2009, principally related to information systems investments.  We expect to receive approximately 1.6 million dollars from our minority partners to fund their respective shares of each joint venture hospital’s capital expenditure and working capital requirements during the remainder of 2009.

Now I will turn the call back over to John.

JOHN SHORT
Thank you, Jay.

Closing Remarks

The management tracking tools and training initiatives we employed in 2008 to improve operations and patient capture took hold in the first quarter with remarkable results.  Throughout 2009, we will continue to look to new technology to drive greater clinical and operational performance and to set us apart within the industry. For example, the recent application of the iPhone in our hospital settings already is setting a new standard in the patient preadmission screening process, significantly reducing evaluation and approval times.

But technology alone cannot deliver the sustainable results our shareholders expect and the quality services our patients and customers need.  In closing, let me thank our more than 13,000 employees, a group I sincerely believe to be without equal, for their selfless commitment to the success of RehabCare and to our mission of helping people regain their lives.

We will continue to manage RehabCare not just quarter to quarter but with a focus on delivering long-term value for our shareholders.

With that, I would like to have our operator open the call for questions.

To be read following Questions and Answers –
As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at noon Eastern time today.